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                          March 22, 2024

       Terrence Curtin
       Chief Executive Officer
       TE Connectivity plc
       M  hlenstrasse 26
       CH-8200 Schaffhausen, Switzerland

                                                        Re: TE Connectivity plc
                                                            Registration
Statement on Form S-4
                                                            Filed March 18,
2024
                                                            File No. 333-278047

       Dear Terrence Curtin:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing